Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-267993) on Form S-3 and related Prospectus of Local Bounti Corporation of our report dated July 16, 2021, relating to the December 31, 2020 consolidated financial statements of Local Bounti Corporation, appearing in the Annual Report on Form 10-K for the year ended December 31, 2021.

As discussed in Note 3 to the consolidated financial statements, the 2020 consolidated financial statements have been adjusted related to the retroactive conversion of shares due to the Business Combination. We have not audited the adjustments to the 2020 consolidated financial statements for the retroactive conversion of shares due to the Business Combination, as described in Note 3.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP
San Francisco, California
December 30, 2022